As filed with the Securities and Exchange Commission on July 29, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COSTAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2091509
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Wilson Blvd

Arlington, VA 22209

(Address of Principal Executive Offices) (Zip Code)

CoStar Group, Inc. 2026 Employee Stock Purchase Plan

(Full title of the plan)

Gene Boxer

General Counsel and Corporate Secretary

CoStar Group, Inc.

1201 Wilson Blvd

Arlington, VA 22209

(202) 346-6500

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Julia A. Thompson

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 27, 2026, the Board of Directors (the “Board”) of CoStar Group, Inc. (the “Company”) approved the CoStar Group, Inc. 2026 Employee Stock Purchase Plan (the “Plan”), subject to the approval of the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). On June 23, 2026, the Company’s stockholders approved the Plan at the Annual Meeting. This Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register the 2,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2026;

(b)

the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on April 29, 2026, and for the quarterly period ended June 30, 2026, filed with the Commission on July 29, 2026;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 7, 2026, February 13, 2026, March 16, 2026, May 29, 2026, June 25, 2026, July 13, 2026 and July 28, 2026; and

(d)

the description of the Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 23, 2022, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director shall be liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided, however, that the Certificate of Incorporation will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Certificate of Incorporation obligates the Company, to the fullest extent permitted by Section 145 of the DGCL, to indemnify each director and officer of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for in the Certificate of Incorporation will not be deemed exclusive of any other rights to which those indemnified may be entitled under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”), agreement, vote of stockholders, vote of disinterested directors or otherwise, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such persons and the Company may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the DGCL.

The Bylaws obligate the Company, to the fullest extent required or permitted by applicable law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, hearing or proceeding (collectively, a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of the Company, or, while a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity.

The Bylaws also permit the Company to indemnify any person who was or is a party or is threatened to be made a party to a Proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or Proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Bylaws also obligate the Company to indemnify a director or officer in connection with any Proceeding (or part thereof) initiated by such person except with respect to a Proceeding to enforce rights to indemnification or advance payment of expenses, provided such Proceeding (or part thereof) must be authorized by the Board.

To the extent that a director or officer of the Company has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, or in any Proceeding brought by a director or officer to enforce rights to indemnification or advance payment of expenses, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification of a director or officer of the Company (unless ordered by a court or required under the Bylaws) shall be made by the Company unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the Bylaws.

Unless the Board otherwise determines in a specific case, expenses incurred by a director or officer in defending a Proceeding in advance of the final disposition of any Proceeding shall be paid by the Company upon request. The Company’s form indemnification agreement provides that the signatories thereto undertake to reimburse such amount if it shall ultimately be determined (after all appeals by a court of competent jurisdiction) that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. The Board may authorize the Company’s legal counsel to represent such director, officer, employee or agent in any Proceeding, whether or not the Company is a party to such Proceeding.

The Company has entered into indemnification agreements with certain of its directors and officers, which are intended to provide indemnification to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of CoStar Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 7, 2021).

4.2	Fourth Amended and Restated Bylaws of CoStar Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 9, 2022).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included in the signature page hereto).

99.1	CoStar Group, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2026).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on this 29th day of July, 2026.

COSTAR GROUP, INC.

By:	/s/ Gene Boxer
Name: Gene Boxer
Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Andrew C. Florance, Christian M. Lown and Gene Boxer and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew C. Florance Andrew C. Florance	Chief Executive Officer and President and a Director (Principal Executive Officer)	July 29, 2026

/s/ Christian M. Lown Christian M. Lown	Chief Financial Officer (Principal Financial Officer)	July 29, 2026

/s/ Cynthia C. Cann Cynthia C. Cann	Chief Accounting Officer (Principal Accounting Officer)	July 29, 2026

/s/ Louise S. Sams Louise S. Sams	Chair of the Board	July 29, 2026

/s/ John L. Berisford John L. Berisford	Director	July 29, 2026

/s/ Angelique G. Brunner Angelique G. Brunner	Director	July 29, 2026

/s/ Rachel C. Glaser Rachel C. Glaser	Director	July 29, 2026

/s/ John W. Hill John W. Hill	Director	July 29, 2026

/s/ Christine M. McCarthy Christine M. McCarthy	Director	July 29, 2026

/s/ Robert W. Musslewhite Robert W. Musslewhite	Director	July 29, 2026